Innocap, Inc.’s Plans

Paul Tidwell, Innocap’s President, has devoted the past several years identifying and researching potential salvage projects for Innocap to pursue. Mr. Tidwell has more than 25 years of experience in this area including, prior to joining Innocap, having met with and negotiated salvage contracts with officials of many countries, including Oman, the People’s Republic of China, Japan, and Guyana. He has been involved in many recoveries including the deepest known recovery dive to date.

Prior to getting involved in a salvage project, Mr. Tidwell does extensive due diligence and research procedures studying all available material. His plans always include recovery of historical artifacts as well as potential treasures as well as determining the best likely repositories for recovered treasures.

Mr. Tidwell is also intensely motivated to bring the full historical story of the people involved in the original mishap that brought about a treasure being lost to the sea. His undertakings have been documented by various trusted authorities, including National Geographic Magazine, NBC television and the Guinness Book of World Records 2000 Millennium Edition. National Geographic articles that include discussions about Mr. Tidwell have been translated into five different languages. Television specials have appeared on NBC in the United States and on NHK in Japan. Other sources that have covered or referred to Mr. Tidwell’s exploits include:

•The hardcover book, Silent Killers: Submarines and Underwater Warfare, by James P. Delgado and Clive Cussler, Battleground Atlantic by Richard Billings, The Universe Below, by two-time Pulitzer prize winner, William J. Broad, and Sunrise Cartel by Robert Wernli.

•The New York Times has written two articles about Tidwell (in 1995 and 1999), Washington Post did an article (1995), and the German magazine, Der Spiegel, has done an article.

•Other articles have appeared in the Japan Times, the Yomiuri Shimbun (which has the largest circulation in the world), Time, Newsweek, Discover, Naval History, US News and World Report.

Some of his experiences include:

•The salvage of the SS John Barry, which successfully recovered 1.5 million silver coins at a depth of 8,500 feet.

•The uncovering of a little-known military engagement that is now known by millions of people around the world, The discovery of the WW II Japanese submarine I-52, at a water depth of 17,500 feet…a mile deeper than the HMS Titanic.

He has made presentations in distinguished halls of higher learning and been referred to in television documentaries, social media videos and even video games. He has given lectures and press conferences in several countries which include the US, Japan, United Kingdom and the Navy Aviators at the US Naval Academy.

The Foreign Correspondents' Club
of Japan
(Est. 1945)
社団法人 日本外国特派員協会
Mr. Paul Tidwell
Guest Speaker

For these reasons, Mr. Tidwell is often called the “Diver of the Past!”

Now Mr. Tidwell has decided to use his research from the past several years to plan specific projects and has commenced negotiations that are necessary to gain approval and funding for these planned projects. These negotiations will start in Indonesia and may extend to Singapore and the Philippines. Innocap cannot predict the likelihood of these negotiations being successful.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

Media Contacts:

Ten Associates

Tom Nelson

480-326-8577

tenassociates33@gmail.com